Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Helix Acquisition Corp. of our report dated August 24, 2021 relating to the financial statements of MoonLake Immunotherapeutics AG, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP

Campbell, CA

February 10, 2022